LEASE

This lease dated this 28th day of June, 1999, between PLAZA ASSOCIATES, whose address is c/o Labovitz Enterprises, a Minnesota partnership, having an address at 880 Missabe Building, Duluth, Minnesota 55802 ("Lessor"), and PEEPERS, INC., a Delaware corporation, having an address at 1 Fairchild Court, Plainview, New York 11803 ("Lessee").

      1.1 PREMISES. Lessor hereby demises and Lessee hereby leases the premises constituting part of Plaza Shopping Center, Duluth, Minnesota, situated at the location designated on the attached Exhibit A, comprising of approximately 10,770 square feet in area.

      1.2 TERM. To have and to hold the demised premises from the "Lease Commencement Date" (as defined in Section 5.4 hereof), though the 30th day of June, 2004. Provided no Event of Default has occurred under this Lease which is continuing at the time of the exercise of the option, Lessee shall be granted five (5) additional three year options to extend this lease. A 120 day prior notice period is required to exercise each option.

      2.1 FIXED RENT. Lessee agrees to pay Lessor during the lease term, without any prior demand and without any set offs or deductions whatsoever, the sum of $4,263.13 per month beginning on the "Lease Commencement Date" through June 30, 2000, (designated fixed rent) payable in advance on the first day of each and every calendar month. Said rent shall increase annually according to the following schedule: beginning July 1, 2000 through June 30, 2001, rent shall be $5,160.63 per month; and beginning July 1, 2001 through June 31, 2004, rent shall be $6,058.13 per month. Fixed rent during the five (5) three year option periods to extend this lease shall escalate four percent (4%) annually each July 1st.

      2.2 LATE PAYMENTS. If Lessee shall fail to pay any rents, additional rents or other charges within 10 days after the same become due and payable, such unpaid amount shall bear interest from the due date thereof until the date of payment at the rate of ten percent (10%) per annum.

      3.1 SECURITY DEPOSIT. Lessee has deposited with the Lessor the sum of $4,263.13 as a security deposit to be held by Lessor, without liability for interest thereon, as security for performance by the Lessee of each and every term, covenant and condition of this Lease incumbent upon Lessee. Upon expiration of the term of this Lease, provided no Event of Default has occurred under this Lease which is continuing, Lessee has removed all of Lessee's equipment and trade fixtures that Lessor requests be removed, and Lessee has caused any damage to the premises then existing to be repaired, this deposit shall be remitted to Lessee; but if Lessee fails in such compliance, Lessor may expend from such deposit the cost of putting Lessee in compliance. Any cost in excess of the security deposit shall constitute additional rent surviving termination of the Lease, and any balance remaining shall be remitted to Lessee.

      4.1 USE. Lessee shall use the demised premises for general office space, including, but not limited to, for the sale (on and from the premises via telephone, catalogs, mail and Internet), warehouse, shipping and fulfillment of orders for eye wear, binoculars and other related items, and Internet related services, and for any and all other lawful purposes. Lessee shall, during the term of this lease, occupy and use the demised premises for the purpose stated herein except only when such premises are rendered untenantable as by reason of fire or other casualty. Lessee shall operate its business in


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

the demised premises under the name Peeper's, EyeCity.com, or such trade name as Lessee shall reasonably select.

      5.1 CONDITION OF PREMISES. Lessee has inspected the demised premises and accepts the same AS IS without any further obligation of Lessor to make any betterment's or improvements whatsoever. Lessee assumes responsibility for all repairs and remodeling of the demised premises, including the installation of new signage pursuant to the Exhibit B.

      5.2 RENOVATION WORK. Prior to Lessee's taking possession of the demised premises, certain remodeling and renovation of the demised premises (the "Renovation Work") shall occur. A description of the Renovation Work is set forth on Exhibit C attached hereto. Lessor is hereby granted the prior right to reasonably approve and review all remodeling and renovation plans for the Renovation Work to insure that said plans reasonably comply with all codes and the appearance of the shopping center. It is anticipated that the time for the completion of the Renovation Work shall be approximately two (2) months.

      5.3 LESSOR'S CONTRIBUTION. In connection with the Renovation Work, Lessor shall contribute the sum of $325,000 in cash or readily available funds to assist in the payment for the Renovation Work. Lessor's payment of said $325,000 shall be made as set forth in this section. Upon submission of bills or invoices to Lessor requesting payment for the labor, materials or services utilized in connection with the Renovation Work, Lessor shall be responsible for the payment thereof. Lessor may pay each bill or invoice as it is submitted, or Lessor may hold all the bills and invoices and make lump payments of up to $162,500.00 (half of said $325,000.00) at the end of each 30 day period during the 2 months that the Renovation Work is being performed. A committee (the "Committee") shall be appointed by Lessor consisting of Joel Labovitz, Dan Thralow and the architect overseeing the remodeling and renovation (which as of the date hereof is Greg Zaun) which shall approve all such requests for payment. In the event such requests are approved, Lessor shall promptly pay such bills and invoices. In the event that the Committee disapproves a request for payment, the Committee shall give Lessee prompt notice thereof, which notice shall set forth the specific reasons for disapproval. All decisions of the Committee shall be final. Lessor may withhold a portion of the final payment until such time that Lessor receives lien waivers from the suppliers of the labor, materials or services for the Renovation Work or until all "punch list" items have been completed.

      5.4 LESSEE'S INSPECTION; LEASE COMMENCEMENT DATE. Upon completion of the Renovation Work and upon approval by the Committee of the payment of the outstanding bills and invoices, Lessor shall notify Lessee thereof, and Lessee shall have the right to inspect the Renovation Work. This Lease shall commence on the date which is the earlier to occur of (i) Lessee taking occupancy of the demised premises or (ii) thirty (30) days after the date that the Committee approves the final request for payment and has fully disbursed the $325,000.00 Lessor's Contribution (said date being referred to herein as the "Lease Commencement Date").

      6.1 OPERATION. Lessee agrees to continuously and uninterruptedly occupy and operate its store during the lease term in the demised premises for the permitted use, to conduct Lessee's business therein in Lessee's customary manner, and to remain open for business during such hours and days that such businesses are customarily open for business. Lessor agrees that Lessee shall have access to demised premises and may run its operations thereon, 24 hour a day, 365 days a year.


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

      6.2 COMPLIANCE. Lessee agrees, at its expense, to comply with all laws, ordinances, orders and regulations affecting Lessee's use of the demised premises, and further agrees not to suffer, permit or commit any waste, nor to allow, suffer or permit any odors, vapors, steam, water, vibrations, noise or other undesirable effects to emanate from the demised premises into other portions of the building of which the demised premises form a part, nor allow or permit any use of the demised premises to constitute a nuisance.

      6.3 SIGN. Lessee shall, at its own cost and expense, provide a suitable identification sign of such size, design and character as Lessor shall first approve in writing, and shall install the same at a place or places reasonably designated by Lessor, and shall be in accordance with the requirements of Exhibit "B" attached hereto. Lessee shall maintain any such sign or other installation in good condition and repair. No rights are granted to Lessee to use the outer walls or roof of the demised premises without Lessor's written consent, which shall not be unreasonably withheld.

      7.1 ASSIGNMENT. Lessee shall not transfer or assign this Lease or sublet the demised premises whether by act or omission of Lessee or by operation of law without Lessor's consent, which consent shall not be unreasonably withheld. Any such attempt at transfer, assignment or subletting without Lessor's consent shall be void and confer no rights on any third party. If Lessee is a corporation, any change in the legal or equitable ownership of a majority of such corporation's voting shares shall constitute a transfer of Lessee's interest within the meaning of this Lease; provided if Lessee is a publicly traded company, any change in the legal or equitable ownership of a majority of such corporation's voting shares in the ordinary course of trading shall not be deemed a transfer of Lessee's interest within the meaning of this Lease.

      8.1 LESSOR'S RIGHT TO REPAIR. If Lessee shall fail, refuse or neglect to make any repairs in accordance with the terms of this Lease, Lessor shall have the right, but not the obligation, after five days' written notice to Lessee, to make such repairs for the account of Lessee and to enter upon the demised premises for such purposes, and Lessee agrees to pay the cost and expenses thereof, plus a reasonable fee for Lessors' overhead, after receipt of a bill therefor from Lessor, with the next installment of fixed rent coming due.

      9.1 LIENS. Lessee agrees to take all steps necessary to prevent the filing of any mechanics' liens or other liens against the demised premises. If any such liens shall at any time be filed, Lessee shall cause the same to be canceled of record or bonded within thirty days after the date of the filing thereof. Lessee shall indemnify and hold Lessor harmless from all liens for labor and materials furnished to the demised premises.

      10.1 UTILITIES. Lessee shall pay all charges for utilities supplied to the demised premises. Lessee shall use all reasonable efforts to not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits and other facilities by which such utilities are supplied to, distributed in or serve the demised premises.

      11.1 COMMON AREA. Lessor shall at its own cost and expense maintain the common areas and other common facilities in good repair and condition, including without limitation, insuring that such areas are clean, cleaned of snow and ice, and in good repair. All common areas and other common facilities shall be made available by Lessor to Lessee and shall be subject to the exclusive control, care and management of Lessor, reserving to Lessor, without limitation, the right to erect and install within the parking area, kiosks, freestanding buildings or otherwise. Any changes made to the common areas, whether they be enlarged, diminished or otherwise shall not subject


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

Lessor to any liability nor shall Lessee be entitled to any compensation or diminution or abatement of rent, nor shall such change be deemed a constructive eviction, provided that changes shall not interfere with Lessee's and its customers' and invitees' access to the demised premises. However, Lessor waives any right to erect any buildings on its parking lot at the northwest corner of 12th Avenue East and London Road. Lessor agrees to maintain a comprehensive policy of liability insurance with respect to the common areas and other common facilities.

      11.2 REAL ESTATE TAX, INSURANCE AND COMMON AREA. Lessor shall be responsible for the payment of all real estate taxes and assessments relating to the building and land of which the demised premises forms a part. Additionally, Lessor shall operate, insure, maintain and repair the building and land of which the demised premises forms a part, and the common areas and other common facilities, in such manner as to maintain the building, land and other areas as a first-class shopping center.

      12.1 MERCHANT'S ASSOCIATION. Lessee agrees to join and actively participate in the Merchants' Association and to regularly make contributions required of Lessee under the Bylaws of said association, provided, however, such contributions shall not exceed $250.00 per annum.

      13.1 INDEMNITY. Lessee agrees to defend, pay, indemnify and save Lessor free and harmless from and against all claims which either (i) arise from or are in connection with the possession, use, occupation, management, repair, maintenance or control of the demised premises or any portion thereof; (ii) arise from or are in connection with any willful act or omission of Lessee or Lessee's agents; (iii) result from any default, breach, violation or nonperformance of this Lease or any provision of this Lease by Lessee; or (iv) result in injury to person or property or loss of life sustained in or about the demised premises. Lessor agrees to defend, pay, indemnify and save Lessee free and harmless from and against all claims which either (i) arise from or are in connection with the management, repair, maintenance or control of the common areas or other common facilities or any portion thereof; (ii) arise from or are in connection with any willful act or omission of Lessor or Lessor's agents;
(iii) result from any default, breach, violation or nonperformance of this Lease or any provision of this Lease by Lessor; or (iv) result in injury to person or property or loss of life sustained in or about the common areas or other common facilities or any portion thereof. As used herein the term "claims" means any claims, suits, proceedings, actions, causes of action, responsibility, liability, demands, judgments and executions.

      14.1 INSURANCE. Lessee shall provide and maintain a comprehensive policy of public liability insurance with respect to the demised premises naming Lessor and any designee of Lessor as additional insured. The limits of the policy shall be at least $500,000.00 with respect to any one occurrence and at least $1,000,000 aggregate, with statutory workers compensation coverage, and shall be written by an insurance company approved by Lessor which shall have a general policyholder's rating of not less than A and a financial rating of AA as rated in the most current available "Best's" Insurance Reports and licensed to do business in the State of Minnesota. If, during the term of this Lease, said limits of liability are deemed by Lessor in its reasonable discretion to be inadequate, Lessee shall within 30 days of written notification from Lessor provide Lessor with a certificate of insurance complying with Lessor's modified requirements.

      14.2 DESTRUCTION. Lessee shall maintain a policy of fire and extended coverage insurance covering the replacement value of all of Lessee's improvements, equipment and fixtures. If any portion or all of the demised premises is damaged by fire or casualty not caused by the fault or neglect of Lessee, Lessee's agents, customers or invitees, and this


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

Lease is not terminated pursuant to any provisions of this Lease, rent shall abate from the date of the occurrence in a proportion that the area of the portion of the demised premises rendered untenantable for the permitted use bears to the entire area of the demised premises. This abatement shall continue until the demised premises shall be rebuilt or repaired. If fire or other casualty is caused by the fault or neglect of Lessee or Lessee's agents rent shall not abate. In the event of damage or destruction to 25%, or more, of the demised premises, or 34%, or more, of the entire Shopping Center by fire or other casualty, Lessor or Lessee shall have the option to cancel this Lease, exercisable upon giving notice of cancellation to the other party within ninety days following such occurrence, and in the event this Lease is so terminated, the rent shall be apportioned from the date of the occurrence of the damage or destruction. In the event all or any portion of the demised premises is damaged by fire or other casualty and this Lease is not terminated as above provided, Lessor shall repair and rebuild the demised premises or such portion to its or their condition immediately prior to the commencement of this lease term. Such repair will be commenced within a reasonable time after the occurrence. Lessor shall not be obligated to expend any sums for repair or rebuilding which are greater than the net proceeds of any insurance policy carried by Lessor. In the event Lessor elects to repair or rebuild, Lessee shall repair or rebuild its improvements, fixtures and equipment to the conditions existing immediately prior to such occurrence.

      14.3 REPAIRS. It shall be the duty of Lessee to keep the demised premises in good condition and repair, save only ordinary wear and tear. It shall be the duty of Lessor to make any and all necessary structural repairs to the roof, foundation, exterior walls and any load-bearing interior walls of the demised premises not covered by the net proceeds of insurance and to any and all of the building systems serving the demised premises. Lessor shall not be required to make any repairs to windows, plate glass, doors and any fixtures and appurtenances composed of glass, or Lessee's store front, and Lessor shall not be required to repair any damage caused by uninsured act, omission or negligence of Lessee, Lessee's agents or Lessee's invitees.

      14.4 WAIVER OF SUBROGATION. Lessor and Lessee hereby release each other and each other's officers, directors, employees and agents from liability or responsibility for any loss or damage to property covered by valid and collectible fire insurance with standard extended coverage endorsement. This release shall apply not only to liability and responsibility of the parties to each other, but shall also extend to liability and responsibility for anyone claiming through or under the parties by way of subrogation or otherwise. This release shall apply only with respect to loss or damage actually recovered from an insurance company. Lessor and Lessee shall include this clause or endorsement in their respective fire and extended coverage insurance policies as long as the same shall be obtainable without extra cost; or if extra cost shall be charged therefor, so long as the other party pays the extra cost.

      15.1 EMINENT DOMAIN. If the demised premises, or any part thereof, shall be taken in whole or in part under any form of eminent domain proceedings, then this Lease shall thereupon terminate as to the portion so taken and the annual rental shall be abated proportionately. If more than 25% of the demised premises, or 34%, or more, of the entire Shopping Center shall be so taken, this Lease, at Lessor's or Lessee's option, shall be terminated upon ninety days' notice to the other party following such taking, and in the event this Lease is so terminated, the rent shall be apportioned from the date of taking. In the event of any condemnation or other eminent domain proceeding, Lessee agrees that any award made thereby shall be the sole and exclusive property of Lessor, except that Lessee may make a separate claim for the value of any of Lessee's improvements, fixtures and equipment and for any moving expenses incurred by Lessee.


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

      16.1 BANKRUPTCY. In the event Lessee becomes subject to voluntary or involuntary proceedings under the Bankruptcy Reform Act of 1978, as amended, the specific provision of said Act relating to the commercial tenancy shall be applicable to such proceedings. In the event any trustee, receiver, or other custodian of Lessee or of its assets shall assign this Lease, any and all amounts paid or to be paid by or for the account of the assignee in consideration of such assignment shall be and remain the property of Lessor, and any and all amounts received by Lessee or such trustee, receiver or custodian shall be held in trust for the Lessor and remitted to the Lessor promptly after receipt thereof.

      17.1 DEFAULT. If Lessee defaults in compliance with any term or covenant on Lessee's part herein contained to be performed; or if Lessee shall assign this Lease, either voluntarily or by operation of law except as herein expressly provided; or if Lessee shall fail to pay when due any rental charge or any other sum payable hereunder; then in any one or more of such events (hereinafter referred to as "Event of Default"), Lessor shall have the following rights:

      A. Immediately enter the demised premises by summary proceedings or otherwise and dispossess Lessee and all other occupants therefrom, removing all of Lessee's property, storing the same at Lessee's expense, all without notice to Lessee (which notice Lessee hereby expressly waives) and without Lessor being guilty of trespass or liable for any loss or damage occasioned thereby.

      B. Terminate this Lease by giving Lessee three day's written notice and upon the expiration of said three day period this Lease and the term hereof shall end and expire.

      C. Immediately reenter the premises and re-let the same for Lessee's account, and Lessee agrees to pay all of Lessor's costs associated with such re-letting, including the costs of redecoration and remodeling and Lessee shall be liable for any difference in the rentals received by Lessor from any such new Lessee and the rentals reserved hereunder, and Lessee specifically agrees that Lessor shall be under no duty to mitigate its damages nor actively seek or find any replacement or substitute Lessee.

In the event of any alleged default, Lessee shall be afforded notice and an opportunity to cure, which cure period shall be not less than ten days in the event of a monetary default or thirty days in the event of a non-monetary default, unless such non-monetary default cannot be cured within a period of thirty days, in which case Lessee shall be afforded such longer period as may be necessary to cure said default provided Lessee shall commence such cure within said thirty day period and shall thereafter diligently continue until such cure is completed.

      17.2 ATTORNEY'S FEES. In the event either party must pursue legal proceedings to enforce any provision of this lease, it is agreed that the prevailing party in such litigation shall be entitled to recover reasonable expenses of counsel.

      17.3 WAIVER. Lessee hereby waives the right to trial by jury, the right to assert any counterclaim, other than a compulsory counterclaim, or the right of any redemption or set off in connection with any litigation, arbitration or judicial proceeding relating to any event of default hereunder.

      18.1 RIGHT OF ENTRY. Lessor shall at all times have the right to enter, at reasonable times and upon reasonable notice, upon the demised premises to inspect their condition, make repairs in accordance with the terms of this Lease, and during the last


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

thirty days of the terms of this Lease to place and maintain on the demised premises the usual notice of "to let" or "to rent" and to show the premises to prospective Lessees.

      19.1 ATTORNMENT. Lessee agrees, in the event of a sale, transfer or assignment of the Lessor's interest in the demised premises or any part thereof, to attorn to and recognize such transferee, purchaser, ground or underlying lessor or mortgages as Lessor under this Lease, provided that upon such attornment the transferee, purchaser, ground or underlying lessor or mortgages shall warrant and defend the Lessee in the enjoyment and peaceful possession of the premises during the terms hereof..

      20.1 POWER OF ATTORNEY. In the event Lessee shall fail or refuse to execute and deliver to Lessor any documents that may be required pursuant to the Lease within ten days after Lessor's written request therefor, Lessee hereby irrevocably appoints Lessor as attorney-in-fact for Lessee with full power and authority to execute and deliver such instruments for an in the name of Lessee. Such power of attorney shall survive the disability of Lessee.

      21.1 QUIET ENJOYMENT. Lessor covenants that Lessor shall warrant and defend the Lessee in the enjoyment and peaceful possession of the premises during the terms hereof.

      22.1 ESTOPPEL CERTIFICATE. Within ten days after each request by either Lessor or Lessee, the other party shall deliver an estoppel certificate to such requesting party, in writing, acknowledged and in proper form for recording. Each estoppel certificate shall contain the following information certified by the person executing it on behalf of either Lessor or Lessee: (1) Whether or not this Lease is unmodified and in full force and effect; (2) Whether or not the certifying party contends that the other party is in default under this Lease in any respect; (3) Whether or not there are then existing set offs or defenses against the enforcement of any right or remedy of Lessor of any duty of obligation of Lessee and, if so, specifying the same in detail; and (4) The dates, if any, to which rent or other charges have been paid in advance. In addition, Lessee shall also certify whether or not Lessee is in possession of the demised premises

      23.1 NOTICES. No notice, request, consent, approval or other communication under this Lease shall be effective unless the same is in writing and is mailed by certified mail, US postage prepaid, addressed as follows:

        To Lessor:      Plaza Associates
                        C/O Labovitz Enterprises
                        880 Missabe Building
                        227 West First Street
                        Duluth, MN  55802

        To Lessee:      Peepers, Inc.
                        1 Fairchild Court
                        Plainview, New York  11803
                        Attention:  Mark Suroff, Executive Vice President

      24.1 SEVERABILITY. If any provision of this Lease shall be held void or invalid, then the remainder of this Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. Each of the covenants, provisions, terms and agreements of this Lease shall inure to the benefit of and shall be obligatory upon the respective successors and assigns of Lessee.


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

      25.1 ENTIRE AGREEMENT. This lease, including the exhibits or riders attached hereto, sets forth the entire agreement between the parties. There are no understandings or other agreements outside of this Lease.

      26.1 LESSOR'S LIABILITY. Lessee agrees that Lessee shall look solely to the estate and property of the Lessor and the land and building of which the demised premises forms a part, for the collection of any judgment or any other judicial process requiring the payment of money by Lessor in the event of a default or breach by Lessor with respect to any of the terms and conditions of this Lease, subject, however, to the prior rights of any ground or underlying lessor or the holder of any mortgage covering the demised premises, and no other assets of Lessor shall be subject to levy, execution or other judicial process for the satisfaction of Lessee's claims.

      27.1 RECORDING. Lessee shall not record this Lease without the prior written consent of Lessor .

      28.1 RULES AND REGULATIONS. Lessee agrees to comply with such reasonable rules and regulations as Lessor may promulgate to all tenants of the Shopping Center regarding the use and occupancy of the demised premises, provided Lessor shall not discriminate against Lessee in the enforcement of such rules and regulations..

      29.1 CAPTIONS. The captions are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of this Lease.

      To signify agreement to this Lease, Lessor and Lessee have executed this Lease on the day and year first above written.

LESSOR:                                   LESSEE:

PLAZA ASSOCIATES                          PEEPERS, INC.


By: /s/ Joel Labovitz                     By: /s/ Daniel Thralow
    -------------------------                 -------------------------------
Name: Joel Labovitz                       Name:  Daniel Thralow
Title: Partner                            Title: President


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